Prospectus Supplement No. 4
Filed Pursuant to Rule 424(b)(3)
File No. 333-124457

Prospectus Supplement No. 4

(to Prospectus dated May 26, 2005)

This Prospectus Supplement No. 4 supplements and amends the Prospectus dated May 26, 2005, as supplemented and amended by Supplement No. 1 thereto dated June 14, 2005, Supplement No. 2 thereto dated July 15, 2005, and Supplement No. 3 thereto dated July 21, 2005 (collectively, the “Prospectus”), relating to the sale from time to time of up to 63,122,500 shares of our common stock by certain selling shareholders.

On July 25, 2005, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K/A relating to the resignation of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  The attached information supplements and supersedes, in part, the information contained in the Prospectus.

This Prospectus Supplement No. 4 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MDCV.”  On July 20, 2005, the closing price of a share on the OTC Bulletin Board was $0.82.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 6 of the Prospectus dated May 26, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 4 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is July 25, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 8, 2005

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01             CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

(a)           As previously reported, on June 9, 2005, PricewaterhouseCoopers LLP (“PwC”) informed the audit committee of the board of directors of MedicalCV, Inc. (the “Company”) that it would decline to stand for re-election as the Company’s independent registered public accounting firm and would cease to serve as the Company’s independent registered public accounting firm upon completion of PwC procedures regarding the following:  (i) the Company’s financial statements as of and for the year ended April 30, 2005 and (ii) the Form 10-KSB in which such financial statements will be included.

This amendment is being filed to report that PwC has completed on July 21, 2005 the foregoing procedures and is no longer the Company’s independent registered public accounting firm.

The reports of PwC on the financial statements of the Company as of and for the years ended April 30, 2005 and April 30, 2004 contained an explanatory paragraph expressing significant doubt about the Company’s ability to continue as a going concern, but did not contain an adverse opinion or disclaimer of opinion, and were not further qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended April 30, 2005 and 2004 and through July 21, 2005, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the Company’s financial statements for such years.

During the years ended April 30, 2005 and 2004 and through July 21, 2005, there has been one reportable event of the type described in Item 304(a)(1)(iv)(B) of Regulation S-B.  The reportable event occurred in March 2004 when PwC informed the Company’s audit committee that there was a material weakness in internal controls over financial reporting.  Specifically, PwC identified a material weakness in the design and operation of internal controls relating to documenting and reporting international distribution marketing expenditures and related reimbursement.  Following this communication from PwC, the Company implemented procedures and reporting to document and support customer marketing expenses which remedied this material weakness.

The Company has requested that PwC furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements.  A copy of such letter, dated July 25, 2005, is filed as Exhibit 16.2 to this Form 8-K.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS.

(c)           Exhibits

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: July 25, 2005	By:	/s/ John H. Jungbauer
John H. Jungbauer
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

16.1	Letter on Change in Certifying Accountant, dated June 14, 2005.*

16.2	Letter on Change in Certifying Accountant, dated July 25, 2005.

*  Previously filed.

EXHIBIT 16.2

July 25, 2005

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by MedicalCV, Inc., (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of MedicalCV’s Form 8-K/A report dated June 8, 2005.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP